EXHIBIT 99.1

Gasco
------
Energy

For Release at 5:45 PM EST on Tuesday, November 7, 2006
                    GASCO ENERGY ANNOUNCES THIRD QUARTER 2006
                        FINANCIAL AND OPERATIONAL RESULTS

DENVER - November 7, 2006 - (PRNewswire) - Gasco Energy (AMEX: GSX) today reported its financial and operating results for the quarter and nine-month period ended September 30, 2006.

Financial Results

For the third quarter 2006, Gasco reported a net loss attributable to common shareholders of $0.8 million, or $0.01 per share, as compared to net income for the same period in 2005 of $0.6 million, or $0.01 per share. All per share figures are basic and diluted.

Total revenues grew by 30% to $6.1 million, as compared to $4.7 million in the third quarter 2005. The growth in total revenue is attributed to increased natural gas production offset in part by a lower natural gas price deck.

Oil and gas sales for the third quarter 2006 were $4.9 million as compared to $4.0 million for the same period in 2005, an increase of 22.5%. Gathering revenues were unchanged at $0.5 million.

Lease operating expense for the quarter increased to $0.7 million, or $0.79 per thousand cubic feet of natural gas equivalents (Mcfe), from $0.2 million, or $0.48 per Mcfe. The increase is attributed to higher water hauling and disposal costs and to five workovers that occurred during the third quarter of 2006. Depletion and impairment expense decreased to $2.33 per Mcfe from $2.47 per Mcfe in the year-ago period. Gathering expense increased to $1.1 million from $0.3 million in the same period in 2005 due to the cost of installing additional compression to the system and the revision of the methodology in calculating charges for compressor fuel. General and administrative expense increased to $1.8 million from $1.3 million in the same period in 2005 which is attributed to expenses incurred in the quarter for stock-based compensation due to the adoption of FAS 123R.

At September 30, 2006, cash and investments were $41.0 million as compared to $22.7 million at September 30, 2005. Working capital at September 30, 2006 was $39.0 million versus $21.6 million at September 30, 2005.

Nine-month Period
The company reported a net loss for the nine-months ended September 30, 2006 of $54.0 million, or $0.63 per share, as compared to a net loss for the first nine months of 2005 of $2.1 million, or $0.03 per share. Included in the nine-month period's operating expenses is non-cash charge of $51.0 million related to an impairment of the carrying value of oil and gas properties incurred in the second quarter of 2006. Before the impairment charge, Gasco would have posted a net loss of $3.0 million or $0.04 per share. The charge also results in a decrease in total assets. At September 30, 2006, total assets were $160.0 million as compared to total assets of $201.2 million at December 31, 2005.

Total revenues grew by 125% to $19.1 million, as compared to $8.5 million in the same period in 2005. The growth in revenue is attributed in part to increased natural gas production partially offset by lower gas realized gas prices. In addition, improved gathering system revenues and an increase in interest income, accounted for $1.4 million and $2.3 million in respective total revenues.

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

Lease operating expense for the nine-month period increased to $2.1 million, or $0.79 per Mcfe, from $0.6 million, or $0.64 per Mcfe. The increase is attributed to higher water hauling and disposal costs and to 10 workovers that occurred during the first nine months of 2006. Depletion and impairment expense increased to $21.76 per Mcfe from $2.51 per Mcfe in the year-ago period.

Oil and gas sales for the first nine months of 2006 increased 133% to $15.4 million as compared to $6.6 million for the same period in 2005. Net cash provided by operating activities for the nine-month period was a record $9.1 million as compared to $2.2 million in the year-ago period.

Operations

Production
Gasco posted record quarterly production of 946.8 million cubic feet of natural gas equivalents (MMcfe) versus 489.3 MMcfe for the third quarter 2005, a 94% increase. The average price received for sales of Gasco's natural gas and liquids was $5.00 per Mcf and $59.36 per barrel of liquid hydrocarbons for the third quarter 2006. This compares to $8.02 per Mcf and $62.40 per barrel for the same period in 2005. Net production increases are attributed to the completion of new wells and behind-pipe recompletions partially offset by normal production declines in existing wells.

Gasco posted record production of 2,711 MMcfe for the first nine months of 2006 versus 936.6 MMcfe for the same period in 2005, an increase of 189.4%. For the nine months ended September 30, 2006, the average price received for sales of Gasco's natural gas and liquids was $5.56 per Mcf and $58.74 per barrel of liquid hydrocarbons. This compares to $6.98 per Mcf and $55.93 per barrel for the same period in 2005. The company has no hedges in place.

Drilling and Completion
The Company's initial 2006 capital expenditure budget is set at $80 million for the drilling, completion and pipeline connection of 28 to 30 gross, or approximately 15 net wells. During the third quarter of 2006, Gasco spudded 12 gross wells (7.7 net), including three non-operated wells (.75 net), and reached total depth on nine gross wells (5.0 net). The Company is currently running four drilling rigs on its Riverbend project, having taken delivery of an additional rig in August 2006. Year-to-date in Utah, Gasco has spudded 22 gross wells (13.4 net) and reached total depth on 20 gross wells (11.7 net). Gasco will release one of the rigs after it completes operations on its current well and will await delivery of its new-build rig from Nabors scheduled to be delivered by the end of January 2007, at which time it will again have four rigs operating in Riverbend. A rig is drilling ahead on a one-well contract in Wyoming.

During the first nine months of 2006, Gasco conducted initial completion operations on 15 wells (8.9 net) and re-entered 14 wells (7.3 net) to complete behind-pipe pay zones. At September 30, 2006, Gasco operated 72 gross wells with five additional wells awaiting completion activities. Gross and net data provided for wells spudded and wells to total depth include three non-operated wells in Utah in which Gasco participated with a 25% working interest. Two of the wells spudded during the third quarter were in Gasco's Wyoming Projects.

Wyoming Update

Daniel Anticline Prospect
Gasco also today provided additional details on its previously announced Cottonwood Ranch 24-21 (25% WI - GSX operates). The well is permitted to test natural gas potential in the Lance, Mesaverde, Ericson, Rock Springs and Hilliard Shale formations to a proposed total depth of 16,500 feet. The well, drilled on fee land, is drilling through 10,300 feet and is not subject to winter stipulations for oil and gas activity in Wyoming.

Muddy Creek Prospect
Due to winter stipulations restricting oil and gas activity on federal lands, Gasco elected to suspend drilling on the Billy Canyon 2-11 (100% WI). The well is permitted to test natural gas potential in the Lance, Mesaverde and Hilliard/Blair formations to a revised proposed total depth of 14,400 feet. Intermediate casing was set at 9,600 feet. Drilling operations on this well are expected to resume in July 2007.

Subsequent Events
Subsequent  to  the  end  of  the  third  quarter  2006,   Gasco  increased  its
reserve-based revolving line of credit borrowing base to $25 million. The facility with JPMorgan is currently un-drawn and may be used to supplement available cash and cash flow from operations in order to fund the 2007 capital expenditure program which has yet to be announced.

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

Conference Call
A conference call with investors, analysts and other interested parties is scheduled for 8:30 a.m. EST on Wednesday, November 8, 2006 to discuss third quarter 2006 financial and operating results. You are invited to listen to the call which will be broadcast live over the Internet at www.gascoenergy.com.

Date:      Wednesday, November 8, 2006

Time:     10:30  a.m. EST
           9:30  a.m. CST
           8:30  a.m. MST
           7:30  a.m. PST

Call:     (866) 392-4171 (US/Canada) and (706) 634-6345 (International),
           passcode 9292973

Internet:  Live and rebroadcast over the Internet:  log on to
           www.gascoenergy.com

Replay: Available through Friday, November 10, 2006 at (800) 642-1687
       (US/Canada) and (706) 645-9291 (International) using passcode 9292973 and for 30 days at www.gascoenergy.com

         [Financial and Operational Tables Accompany this News Release]

      The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in
              Gasco's filing on Form 10-Q dated November 7, 2006.

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2006.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044


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



                               GASCO ENERGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)


                                                                                  September 30,          December 31,
                                                                                      2006                  2005
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                                        $19,998,698           $62,661,368
  Restricted investment                                                              3,575,000            10,139,000
  Short-term investments                                                            21,000,000            15,000,000
  Accounts receivable
     Joint interest billings                                                         5,356,925             1,792,038
     Revenue                                                                         1,924,849             3,115,154
  Inventory                                                                          3,265,841             1,182,982
  Prepaid expenses                                                                     324,766               645,554
                                                                                   -----------           -----------
          Total                                                                    55,446,079             94,536,096
                                                                                   -----------           -----------
PROPERTY, PLANT AND EQUIPMENT, at cost
  Oil and gas properties (full cost method)
     Proved mineral interests                                                      132,694,399            83,972,300
     Unproved mineral interests                                                     10,747,706            13,323,712
  Wells in progress                                                                  3,631,845                     -
  Gathering assets                                                                  11,688,160             4,831,050
  Facilities and equipment                                                           7,069,119             5,148,388
  Furniture, fixtures and other                                                        235,880               175,607
                                                                                   -----------           -----------
           Total                                                                   166,067,109           107,451,057
  Less accumulated  depletion, depreciation, amortization and impairment          (65,925,502)           (6,986,662)
                                                                                  ------------           -----------
           Total                                                                  100,141,607            100,464,395
                                                                                  ------------           -----------
OTHER ASSETS
  Restricted investment                                                              1,878,132             3,565,020
  Deferred financing costs                                                           2,501,065             2,634,461
                                                                                   -----------           -----------
           Total                                                                     4,379,197             6,199,481
                                                                                   -----------           -----------
TOTAL ASSETS                                                                     $ 159,966,883         $ 201,199,972
                                                                                 =============         =============







                     The notes contained in Form 10-Q to be
                    filed on November 7, 2006 are an integral
                       part of the consolidated financial
                                   statements.




                               GASCO ENERGY, INC.
                     CONSOLIDATED BALANCE SHEETS (continued)
                                   (Unaudited)

                                                                                    September 30,            December 31,
                                                                                        2006                    2005
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                                  $  3,027,442              $ 907,772
  Revenue payable                                                                      1,599,767              1,658,141
  Advances from joint interest owners                                                  3,813,799              2,476,080
  Accrued interest                                                                     1,737,851                844,098
  Accrued expenses                                                                     6,238,520              2,571,047
                                                                                     -----------              ---------
           Total                                                                     16,417,379               8,457,138
                                                                                     -----------              ---------
NONCURRENT LIABILITIES
   5.5% Convertible Senior Notes                                                      65,000,000             65,000,000
   Asset retirement obligation                                                           650,788                223,947
   Deferred rent expense                                                                  75,176                 78,727
                                                                                      ----------             ----------
       Total                                                                          65,725,964             65,302,674
                                                                                      ----------             ----------
STOCKHOLDERS' EQUITY
  Series B  Convertible  Preferred  stock  -  $.001  par  value;  20,000 shared authorized; 763 shares issued and outstanding with a liquidation
    preference of $335,720 in 2005                                                             -                      1
  Common stock - $.0001 par value; 300,000,000 shares authorized;
     85,941,965 shares issued and 85,868,265 outstanding in 2006 and
     85,041,492 shares issued and 84,967,792 shares outstanding in 2005                    8,594                  8,504
  Additional paid-in capital                                                         161,480,466            157,540,755
  Deferred compensation                                                                        -              (443,579)
  Accumulated deficit                                                               (83,535,225)           (29,535,226)
  Less cost of treasury stock of 73,700 common shares                                  (130,295)              (130,295)
                                                                                    ------------           ------------
           Total                                                                     77,823,540             127,440,160
                                                                                    ------------           ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $ 159,966,883           $ 201,199,972
                                                                                  =============-          =============













                     The notes contained in Form 10-Q to be
                    filed on November 7, 2006 are an integral
                       part of the consolidated financial
                                   statements.





                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                      Three Months Ended
                                                                        September 30,
                                                             -----------------------------------------
                                                                     2006                       2005

REVENUES
  Gas                                                           $ 4,563,576              $  3,793,771
  Oil                                                               336,963                   166,727
  Gathering                                                         511,360                   471,478
  Interest income                                                   646,834                   264,751
                                                                  ---------                 ---------
          Total                                                   6,058,733                 4,696,727
                                                                  ---------                 ---------

OPERATING EXPENSES
  Lease operating                                                   749,214                   236,413
  Gathering operations                                            1,065,658                   267,792
  Depletion, depreciation and amortization                        2,206,328                 1,211,550
  General and administrative                                      1,768,788                 1,323,376
  Interest expense                                                1,055,504                 1,008,293
                                                                  ---------                 ---------
           Total                                                  6,845,492                 4,047,424
                                                                  ---------                 ---------
NET INCOME (LOSS)                                                 (786,759)                   649,303

Preferred stock dividends                                                 -                   (6,212)
                                                                  ---------                 ---------
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON
   STOCKHOLDERS                                                 $ (786,759)                 $ 643,091
                                                                ===========                 =========


NET INCOME (LOSS) PER COMMON SHARE
      BASIC                                                       $  (0.01)                   $  0.01
                                                                  =========                   =======
      DILUTED                                                     $  (0.01)                   $  0.01
                                                                  =========                   =======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
      BASIC                                                      85,609,137                70,991,812
                                                                 ==========                ==========
      DILUTED                                                    85,609,137                75,838,798
                                                                 ==========                ==========










        The notes contained in Form 10-Q to be filed on November 7, 2006 are an integral part of the consolidated financial statements.





                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                         Nine Months Ended
                                                                           September 30,
                                                              -------------------------------------------
                                                                        2006                      2005

REVENUES
  Gas                                                             $ 14,573,596              $  6,268,928
  Oil                                                                  866,692                   354,963
  Gathering                                                          1,363,755                   927,375
  Interest income                                                    2,298,540                   979,708
                                                                     ---------                 ---------
          Total                                                     19,102,583                 8,530,974
                                                                    ----------                 ---------
OPERATING EXPENSES
  Lease operating                                                    2,145,978                   598,115
  Gathering operations                                               1,825,034                   684,320
  Depletion, depreciation and amortization                           7,976,401                 2,351,256
  Impairment                                                        51,000,000                         -
  General and administrative                                         7,041,831                 3,922,097
  Interest expense                                                   3,113,338                 3,024,878
                                                                    ----------                ----------
           Total                                                    73,102,582                10,580,666
                                                                    ----------                ----------
NET LOSS                                                          (53,999,999)               (2,049,692)

Preferred stock dividends                                              (1,393)                  (27,433)
                                                                   -----------               -----------
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                    $ (54,001,392)             $ (2,077,125)
                                                                ==============             =============

NET LOSS PER COMMON SHARE - BASIC AND DILUTED                        $  (0.63)                 $  (0.03)
                                                                     =========                 =========
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING - BASIC AND DILUTED                                   85,384,515                70,661,070
                                                                    ==========                ==========
















        The notes contained in Form 10-Q to be filed on November 7, 2006 are an integral part of the consolidated financial statements.



                                                         GASCO ENERGY, INC.
                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                            (Unaudited)
                                                                                 Nine Months Ended
                                                                                   September 30,
                                                                          -------------------------------------
                                                                               2006                    2005
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                                  $(53,999,999)        $ (2,049,692)
  Adjustment to reconcile net loss to net cash provided by (used in)
   operating activities
     Depletion, depreciation, amortization and impairment expense              58,941,433            2,341,819
     Accretion of asset retirement obligation                                      34,968                9,437
     Stock compensation                                                         3,198,834              539,378
    Amortization of deferred rent                                                 (3,551)               39,897
    Amortization of deferred financing costs                                      373,658              343,626
    Landlord incentive payment                                                          -               30,000
     Changes in operating assets and liabilities:
        Accounts receivable                                                   (2,374,582)          (1,414,058)
      Inventory                                                               (2,082,859)            (826,140)
      Prepaid expenses                                                            320,788              207,136
        Accounts payable                                                        2,119,670            (988,953)
      Revenue payable                                                            (58,374)            1,006,120
      Advances from joint interest owners                                       1,337,719              343,306
      Accrued interest                                                            893,753            1,042,710
        Accrued expenses                                                          428,742            1,545,737
                                                                                ---------            ---------
                Net cash provided by operating activities                       9,130,200            2,170,323
                                                                                ---------            ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for furniture, fixtures and other                                    (62,866)             (85,388)
  Cash paid for acquisitions, development and exploration                    (55,109,912)         (35,356,065)
  Proceeds from property sales                                                          -              828,102
  Increase in short-term investments                                          (6,000,000)                    -
  Proceeds from sale of short-term investments                                          -           17,000,000
  Cash designated as restricted                                                 (100,612)            (208,331)
  Cash undesignated as restricted                                               8,351,500            1,638,542
                                                                              -----------          -----------
               Net cash used in investing activities                         (52,921,890)         (16,183,140)
                                                                             ------------         ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Preferred dividends                                                             (1,393)             (21,501)
  Exercise of options to purchase common stock                                  1,370,675              968,239
  Cash paid for debt issuance costs                                             (240,262)                    -
                                                                                ---------           ----------
  Net cash provided by financing activities                                     1,129,020              946,738
                                                                                ---------           ----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                    (42,662,670)         (13,066,079)

CASH AND CASH EQUIVALENTS:

    BEGINNING OF PERIOD                                                        62,661,368           25,717,081
                                                                               ----------           ----------

    END OF PERIOD                                                            $ 19,998,698         $ 12,651,002
                                                                             ============         ============


        The notes contained in Form 10-Q to be filed on November 7, 2006 are an integral part of the consolidated financial statements.



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